As filed with the Securities and Exchange Commission on October 15, 2025

Registration No. 333-278531

Registration No. 333-259958

Registration No. 333-245143

Registration No. 333-239541

Registration No. 333-225056

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-278531

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-259958

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-245143

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-239541

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-225056

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ESSA PHARMA INC.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	98-1250703
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

Suite 720, 999 West Broadway

Vancouver, British Columbia, Canada V5Z 1K5

(Address of Principal Executive Offices, including Zip Code)

Essa Pharma Inc. 2021 Omnibus Incentive Plan

Amended and Restated Stock Option Plan

Amended and Restated Restricted Share Unit Plan

Employee Stock Purchase Plan

(Full title of the Plans)

CT Corporation System

111 Eighth Avenue, New York, NY, 10011

Tel. (302) 658-7581

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Ryan A. Murr

Branden C. Berns

Gibson, Dunn & Crutcher LLP

One Embarcadero Center Suite 2600

San Francisco, California 94111

(415) 393-8200

Richard Grossman

Faiz Ahmad

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) are being filed by Essa Pharma Inc., a British Columbia corporation (the “Registrant”), to deregister all shares of the Registrant’s common shares, without par value (the “Shares”), remaining unissued under the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”).

•	Registration Statement on Form S-8 (No. 333-278531) pertaining to the registration of an additional 3,454,320 Shares issuable under the Essa Pharma Inc. 2021 Omnibus Incentive Plan (the “2021 Plan”).
•	Registration Statement on Form S-8 (No. 333-259958) pertaining to the registration of 7,342,788 Shares issuable under the registrant’s 2021 Plan.
•	Registration Statement on Form S-8 (No. 333-245143) pertaining to the registration of (i) 941,469 Shares issuable under future grants pursuant to the registrant’s Amended and Restated Stock Option Plan and the Amended and Restated Restricted Share Unit Plan and (ii) 5,309,584 Shares underlying existing option grants under the Amended and Restated Stock Option Plan that had not yet been exercised as of such date.
•	Registration Statement on Form S-8 (No. 333-239541) pertaining to the registration of 284,887 Shares issuable under the Employee Stock Purchase Plan.
•	Registration Statement on Form S-8 (No. 333-225056) pertaining to the registration of (i) 631,718 Shares issuable under future grants pursuant to the registrant’s Stock Option Plan and Restricted Share Unit Plan and (ii) 523,500 Shares underlying existing option grants under the registrant’s Stock Option Plan and Restricted Share Unit Plan that had not yet been exercised as of such date.

The Registrant is filing these Post-Effective Amendments to withdraw and remove any unissued and unsold securities issuable by Registration pursuant to the above-referenced Registration Statements.

On July 13, 2025, the Registrant entered into a Business Combination Agreement (together with that certain Amendment Agreement, dated as of September 23, 2025, the “Agreement”) with XenoTherapeutics, Inc., a Massachusetts non-profit corporation (“Xeno”), Xeno Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Xeno (“Purchaser”), and solely for purposes of Section 10.16 thereof, XOMA Royalty Corporation, a Nevada corporation (“XRC”). Pursuant to the Agreement, on October 9, 2025, Purchaser acquired all of the issued and outstanding Shares in exchange for a cash payment per Share of approximately US$0.1242, which was calculated in accordance with the Agreement (the “Transaction”). In addition, each holder of Shares (the “Shareholders”) also received one non-transferable contingent value right (each, a “CVR”) for each Share, which CVR represents the right to receive up to approximately US$0.14 per CVR and payable within specified periods following the close of the Transaction. The potential CVR payment of US$0.14 per Share represents up to US$6.7 million in the aggregate that may be distributed to CVR holders depending on the outcome of certain contingent liabilities. The Registrant also made an initial cash distribution to the Shareholders prior to the closing of the Transaction of $1.6910318 per Share.

The foregoing description of the Transaction, the Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 13, 2025 and September 24, 2025.

As a result of the Agreement, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all such securities registered under the Registration Statements that remain unsold as of the date hereof and terminates the effectiveness of the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on October 15, 2025. No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

ESSA PHARMA INC.

/s/ Jon Adkins
Name: Jon Adkins Title: Director